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Annual Statement of Compliance
GS Mortgage Securities Trust 2012-GCJ9
VIA EMAIL
GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison
Re:
GS Mortgage Securities Trust 2012-GCJ9, Commercial Mortgage Pass-Through
Certificates, Series
2012-GCJ9 (the "Trust"), issued pursuant to the Pooling and Servicing
Agreement dated as of November 1, 2012 (the "Pooling and Servicing Agreement"), by and
among GS Mortgage Securities Corporation II, as depositor, U.S. Bank National Association, as certificate administrator (the "Certificate Administrator") and trustee, Pentalpha Surveillance,
LLC, as operating advisor, Wells Fargo Bank, National Association, as master servicer, and
Rialto Capital Advisors, LLC, as special servicer.
I, Nancie J. Arvin, a Senior Vice President of U.S. Bank National Association, as Certificate
Administrator, hereby certify that:
(1) A review of the activities of the Certificate Administrator during the preceding calendar year
(the "Reporting Period") and of the performance of the certifying servicer under the Agreement has been made under my supervision; and
(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
Date: March 20, 2015
U.S. Bank National Association, as Certificate Administrator
By: __/s/ Nancie J. Arvin_____
Nancie J. Arvin
Senior Vice President